Exhibit (a)(6)

IMMEDIATE ATTENTION REQUIRED

December 10, 2007

Re:  UAP Retirement Income Savings Plan

Dear Plan Participant:

Our records reflect that, as a participant in the UAP Retirement Income Savings Plan (the “Plan”), all or a portion of your individual account is invested in UAP Holding Corp. (“UAP”) common stock. Agrium U.S. Inc., a wholly-owned subsidiary of Agrium Inc., has initiated an offer to purchase (the “Offer”) all of the outstanding shares of common stock (the “Shares”) of UAP for $39.00 net per Share in cash, without interest.

Enclosed are tender offer materials and a Trustee Direction Form that require your immediate attention. As described below, you have the right to instruct Fidelity Management Trust Company (“Fidelity”), as trustee of the Plan, concerning whether to tender Shares attributable to your account under the Plan. To understand the Offer fully and for a more complete description of the terms and conditions of the Offer, you should carefully read the entire Offer to Purchase dated December 10, 2007 (the “Offer to Purchase”), which is enclosed with this letter.

You will need to complete the enclosed Trustee Direction Form and return it to Fidelity’s tabulator in the enclosed return envelope so that it is RECEIVED by 4:00 p.m., New York City time, on January 3, 2008, unless the Offer is extended, in which case, if administratively feasible, the deadline for receipt of your Trustee Direction Form will be 4:00 p.m., New York City time, on the third business day prior to the expiration of the tender offer, as extended. Please complete and return the enclosed Trustee Direction Form even if you decide not to participate in the tender offer described herein. You may also utilize the telephone or Internet to provide your directions. NO FACSIMILE TRANSMITTALS OF THE TRUSTEE DIRECTION FORM WILL BE ACCEPTED.

The remainder of this letter summarizes the transaction, your rights under the Plan and the procedures for directing Fidelity with regards to the Offer. You should also review the more detailed explanation of the Offer provided in the Offer to Purchase.

BACKGROUND

Agrium U.S. Inc., a wholly-owned subsidiary of Agrium Inc. (“Agrium”), has made a tender offer to purchase all outstanding shares of common stock of UAP for $39.00 net per Share, without interest. The enclosed Offer to Purchase sets forth the purpose, terms and conditions of the Offer and is being provided to all of UAP’s stockholders. The Solicitation/Recommendation Statement from UAP on Schedule 14D-9 regarding the Offer is also enclosed.

The Offer also applies to the Shares held by the Plan. As of December 3, 2007, the Plan held approximately 83,809 Shares. Only Fidelity, as trustee of the Plan, can tender these Shares in the Offer. Nonetheless, as a participant under the Plan, you have the right to direct Fidelity whether or not to tender some or all of the Shares attributable to your individual account in the Plan. Unless otherwise required by applicable law, Fidelity will tender Shares attributable to participant accounts in accordance with participant instructions, and Fidelity will not tender Shares attributable to participant accounts for which it does not receive timely or complete instructions. If you do not complete the enclosed Trustee Direction Form and return it to Fidelity (or provide directions via telephone or Internet) on a timely basis, you will be deemed to have elected not to participate in the Offer and, unless otherwise required by law, no Shares attributable to your Plan account will be tendered in the Offer.

As described in the Offer to Purchase, upon the completion of the Offer, Agrium intends to cause a merger to occur between Agrium and UAP. Under the merger, stockholders of UAP who have not previously tendered their Shares will receive $39.00 per Share for such remaining Shares. If the merger is consummated, each Share held by the Plan at that time will be converted into the right to receive $39.00 in cash, without interest. Thus, if your Shares have not been tendered or you have not disposed of the Shares in your account under normal Plan rules by the consummation date of the merger, your account will be credited with $39.00 per Share.

Fidelity makes no recommendation as to whether to direct the tender of Shares or whether to refrain from directing the tender of Shares. EACH PARTICIPANT MUST MAKE HIS OR HER OWN DECISION ON THIS MATTER.

CONFIDENTIALITY

To assure the confidentiality of your decision, Fidelity and its affiliates or agents will tabulate the Trustee Direction Forms and directions provided via telephone and Internet. Neither Fidelity nor its affiliates or agents will make the results of your individual direction available to Agrium or UAP.

PROCEDURE FOR DIRECTING TRUSTEE

Enclosed is a Trustee Direction Form which can be completed and returned to Fidelity if you wish to direct Fidelity with respect to the Offer. You may also provide directions via the telephone or Internet. Please note that the Trustee Direction Form indicates the number of Shares attributable to your individual account as of December 3, 2007. However, for purposes of the final tabulation, Fidelity will apply your instructions to the number of Shares attributable to your account as of January 3, 2008, or as of a later date if the Offer is extended.

If you do not properly complete and return the Trustee Direction Form, or do not respond via the telephone or Internet, by the deadline specified, subject to any extensions of the Offer, Shares attributable to your account will be considered uninstructed and will not be tendered in the Offer, unless otherwise required by applicable law.

To properly complete your Trustee Direction Form, you must do the following:

(1) On the face of the Trustee Direction Form, check Box 1, 2 or 3. CHECK ONLY ONE BOX:

•	CHECK BOX 1 if you want ALL of the Shares attributable to your individual account tendered for sale in accordance with the terms of the Offer.

•	CHECK BOX 2 if you want to tender a portion of the Shares attributable to your individual account. Specify the percentage (in whole numbers) of Shares attributable to your individual account that you want to tender for sale in accordance with the terms of this Offer. If this amount is less than 100%, you will be deemed to have instructed Fidelity NOT to tender the balance of the Shares attributable to your individual account under the Plan.

•	CHECK BOX 3 if you do not want any of the Shares attributable to your individual account tendered for sale in accordance with the terms of the Offer and simply want the Plan to continue holding such Shares.

(2) Date and sign the Trustee Direction Form in the space provided.

(3) Return the Trustee Direction Form in the enclosed return envelope so that it is received by Fidelity’s tabulation agent at the address on the return envelope (P.O. Box 9142, Hingham, MA 02043) not later than 4:00 p.m., New York City time, on January 3, 2008, unless the Offer is extended, in which case the deadline for receipt of your Trustee Direction Form will be 4:00 pm, New York City time, on the third business day prior to the expiration of the Offer, as extended, if administratively feasible. If you wish to return the form by overnight mail or other delivery service, please send it to Fidelity’s tabulation agent, at Tabulator, 60 Research Rd., Hingham, MA 02043.

You may also use the telephone or Internet to provide directions to Fidelity. If you wish to use the telephone to provide your directions to Fidelity, you may call 1-800-597-7657 and follow the directions provided during the call. The phone number will be available 24 hours per day through 4:00 p.m., New York City time, on January 3, 2008, subject to any extensions of the Offer. You will be asked to provide the 14-digit control number found on your Trustee Direction Form before you provide your directions to Fidelity.

If you wish to use the Internet to provide your directions to Fidelity, please go to website www.401kproxy.com, enter the 14-digit control number from your Trustee Direction Form into the boxes to the right of the instruction entitled “Please Enter Control Number from Your Proxy Card” and click on the button entitled “Vote Proxy Card.” You will then be able to provide your direction to Fidelity on the following screen; please make your election and click on the button entitled “Submit”. The website will be available 24 hours per day through 4:00 p.m., New York City time, on January 3, 2008, subject to extensions of the Offer.

Your direction will be deemed irrevocable unless withdrawn by 4:00 p.m., New York City time, on January 3, 2008, unless the Offer is extended, in which case the deadline for receipt of your notice of withdrawal will be 4:00 p.m., New York City time, on the third business day prior to the expiration of the Offer, as extended, if administratively feasible. In order to make an effective withdrawal, you must submit a new Trustee Direction Form, which may be obtained by calling Fidelity at 1-800-835-5095, or submit new directions via the telephone or Internet as described above. Upon receipt of a new, completed, signed and dated Trustee Direction Form, or new directions via phone or Internet, your previous direction will be deemed cancelled. Please note that the last timely, properly completed direction Fidelity receives from a participant will control and be followed by Fidelity.

As described in the Offer to Purchase, Agrium has the right to extend the Offer for certain periods. In the event of an announced extension, you may call Fidelity at 1-800-835-5095 to obtain information on any new Plan participant direction deadline.

After 4:00 p.m., New York City time, on January 3, 2008, the deadline for providing directions to Fidelity, Fidelity and its affiliates or agents will complete the tabulation of all directions and Fidelity, as trustee, will tender the appropriate number of Shares on behalf of the Plan. Unless the Offer is terminated or amended in accordance with its terms, all Shares properly tendered will be exchanged for $39.00 cash.

INDIVIDUAL PARTICIPANTS IN THE PLAN WILL NOT RECEIVE ANY PORTION OF THE OFFER PROCEEDS DIRECTLY. ALL PROCEEDS WILL BE CREDITED TO PARTICIPANTS’ ACCOUNTS AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN.

EFFECT OF TENDER OFFER ON YOUR ACCOUNT

As of 4:00 p.m., New York City time, on January 3, 2008, the UAP common stock fund under the Plan will be closed for future contributions, exchanges into the fund and loan repayments. From and after this time, any participant contribution directed for investment in the UAP common stock fund will be re-directed to the Fidelity Freedom Fund that corresponds to that individual participant’s age in accordance with Fidelity’s standard practice for the Plan, until further participant direction.

If you direct Fidelity to tender some or all of the Shares attributable to your Plan account, as of 4:00 p.m., New York City time, on January 3, 2008, all exchanges out, loans, withdrawals and distributions involving the UAP common stock attributable to your account will be prohibited until all processing related to the Offer has been completed, unless the Offer is terminated or extended. (Balances in the UAP common stock fund will be utilized to calculate amounts eligible for loans and withdrawals throughout this freeze.) In the event that the Offer is extended, the freeze on these transactions involving the UAP common stock fund will, if feasible, be temporarily lifted until three days prior to the new completion date of the Offer, as extended, at which time a new freeze on these transactions will commence. You can call Fidelity at 1-800-835-5095 to obtain updated information on expiration dates, deadlines and freezes.

If you directed Fidelity to NOT tender any of the Shares attributable to your account or you did not provide directions to Fidelity in a timely and complete manner, you will continue to have access to exchanges out, loans, withdrawals and distributions from the UAP common stock fund, subject to Plan rules, but future contributions, exchanges into the fund and loan repayments will not be permitted.

As described in the Offer to Purchase, if Agrium acquires sufficient Shares through the Offer, the remaining, untendered Shares may be delisted from the NASDAQ Stock Market; in such event, transactions involving the UAP common stock under the Plan will be suspended until the merger has been completed, the Plan receives the merger consideration and participant-level processing for these proceeds has been completed. Subsequently, the UAP common stock fund will be eliminated as an investment option under the Plan.

Fidelity will invest cash proceeds received as a result of the Offer in the Fidelity U.S. Government Reserves Fund, pending participant direction. The investment of proceeds and processing of participant accounts will occur as soon as administratively possible after receipt of the proceeds. You may call Fidelity at 1-800-835-5095 after the reinvestment is complete to learn the effect of the tender on your account.

SHARES OUTSIDE THE PLAN

If you hold Shares directly, you will receive, under separate cover, tender offer materials which can be used to tender such Shares. Those tender offer materials may not be used to direct Fidelity to tender or not tender the Shares attributable to your individual account under the Plan. The direction to tender or not tender Shares attributable to your individual account under the Plan may only be made in accordance with the procedures in this letter and on the Trustee Direction Form enclosed in this mailing. Similarly, the enclosed Trustee Direction Form may not be used to tender non-Plan Shares.

FURTHER INFORMATION

If you require additional information concerning the procedure to tender Shares attributable to your individual account under the Plan, please contact Fidelity at 1-800-835-5095. If you require additional information concerning the terms and conditions of the Offer, please call MacKenzie Partners, Inc., the information agent for the Offer, at (800) 322-2885 (toll-free).

Sincerely,

Fidelity Management Trust Company

FIDELITY INSTITUTIONAL RETIREMENT SERVICES CO.
P.O. BOX 9112
FARMINGDALE, NY 11735

MIS EDITS: **# OF CHANGES ___/___ PRF 1 ___ PRF 2 ____**

OK TO PRINT AS IS* ____________ *By signing this form you are authorizing MIS to print this form in its current state.

SIGNATURE OF PERSON AUTHORIZING PRINTING DATE

LABEL BELOW FOR MIS USE ONLY!
PO# T-2805
FESCO #488
UAP TENDER OFFER #
ORIGINAL 1-UP OVSZ 12-05-07 JM
ROB (UAP TENDER OFFER 2007 RV)
REVISION #1 12-07-07 JM
REVISION #2 12-07-07 JM
REVISION #3 12-07-07 JM

TRUSTEE DIRECTION FORM

You can communicate your direction to Fidelity as follows:

1. You can mail this form in the enclosed postage-paid return envelope to Fidelity's tabulation agent at P.O. Box 9142, Hingham, MA 02043-9964;
2. You can overnight the form to Fidelity's tabulation agent at Tabulator, 60 Research Road, Hingham, MA 02043;
3. You can submit your direction to Fidelity on the internet at **www.401kproxy.com** or you can enter your instruction using the phone at **1-800-597-7657**;

PLEASE NOTE, that any mailed form must be RECEIVED, not just postmarked, by the deadline, in order to be valid.

DIRECTION FORM
UAP HOLDING CORP. TENDER OFFER
BEFORE COMPLETING THIS FORM, PLEASE READ CAREFULLY THE ACCOMPANYING OFFER TO PURCHASE AND ALL OTHER ENCLOSED MATERIALS.

999 999 999 999 99 ←

PLEASE NOTE THAT IF YOU DO NOT SEND IN A PROPERLY COMPLETED, SIGNED DIRECTION FORM, OR PROVIDE DIRECTION BY TELEPHONE OR INTERNET BY 4:00 P.M., NEW YORK CITY TIME ON JANUARY 3, 2008, UNLESS THE TENDER OFFER IS EXTENDED, THE SHARES ATTRIBUTABLE TO YOUR PLAN ACCOUNT WILL NOT BE TENDERED INTO THE TENDER OFFER, UNLESS OTHERWISE REQUIRED BY LAW.

Fidelity Management Trust Company ("Fidelity") makes no recommendation to any participant in the UAP Retirement Income Savings Plan (the "Plan") as to whether to tender or not. Your direction to Fidelity will be kept confidential.

This Direction Form, if properly signed, completed and received by Fidelity's tender offer tabulator in a timely manner, will supersede any previous Direction Form.

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